Exhibit 8.1

October , 2008

First Chester County Corporation

9 North High Street

West Chester, PA  19380

Ladies and Gentlemen:

We have acted as special counsel for First Chester County Corporation, a Pennsylvania corporation (“FCCC”), in connection with the proposed merger (the “Merger”) of American Home Bank, National Association (“AHB”), with and into First National Bank of Chester County, a national banking association (“Merger Sub”), that is, and at the Effective Time will be, a direct wholly-owned subsidiary of FCCC pursuant to the Agreement and Plan of Merger dated as of September 18, 2008, by and among FCCC, Merger Sub and AHB (the “Agreement”). At the Effective Time, other than Dissenting Shares and shares held in treasury by AHB, each share of AHB Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, no longer be outstanding and shall be automatically converted into the right to receive any of the following:  (i) FCCC Common Stock, (ii) cash, or (iii) a combination of FCCC Common Stock and cash pursuant to an election of the AHB shareholder. Any shares of AHB Common Stock held in the treasury of AHB immediately prior to the Effective Time shall be retired and cancelled pursuant to the Agreement.

This opinion is being provided pursuant to the requirements of Section 7.3(c) of the Agreement, and in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (as amended through the date hereof, the “Registration Statement”). Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of FCCC and the consent of AHB, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of FCCC and AHB dated the date hereof, and have assumed that such factual statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon (i) the accuracy of the Registration Statement and the Proxy Statement contained therein, each as amended or supplemented through the date hereof, and (ii) the factual statements and representations set forth in the Agreement.

This opinion is further based upon the following assumptions which we have made with your consent and upon which we are relying:

(i)            The AHB shareholders will receive either (a) FCCC Common Stock, (b) cash, or (c) a combination of FCCC Common Stock and cash. However, the value of the FCCC Common Stock exchanged for the AHB Common Stock will exceed 50% of the total consideration received by the AHB shareholders with respect to the AHB Common Stock owned by them at the Effective Time. AHB’s Common Stock now, and at the Effective Time, will be the only class of AHB stock outstanding;

(ii)           Immediately following the Merger, Merger Sub, a wholly owned subsidiary of FCCC, will possess all of the assets and liabilities as possessed by AHB immediately prior to the Effective Time;

(iii)          Merger Sub will continue the historic business of AHB and will use a significant portion of AHB’s assets in the continuing business of Merger Sub;

(iv)          The Merger will be consummated in accordance with the Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof);

(v)           The Merger qualifies as a statutory merger under applicable law;

(vi)          the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); and

(vii)         FCCC, Merger Sub and AHB and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below.

If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the Merger other than those set forth above. The above opinion does not address all aspects of the United States federal income taxation that may be relevant to parties to the Merger in light of their particular circumstances, and does not address any aspect of state, local or foreign taxation. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,

SAUL EWING LLP